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                                                                       Exhibit 5

1200 Nineteenth Street, NW
Washington, D.C. 20036-2412
www.piperrudnick.com

PHONE    (202) 861-3900
FAX      (202) 223-2085

                                 April 11, 2000

iSKY, Inc.
6740 Alexander Bell Drive
Columbia, Maryland  21046

Ladies and Gentlemen:

         We have assisted in the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, file No. 333-96263 (the "Registration Statement"), relating to 4,600,000 shares of Common Stock (including 600,000 shares to cover over-allotments, if any), $.01 par value per share, of iSKY, Inc., a Maryland corporation (the "Company"), to be offered to the public.

         We have examined the Amended and Restated Articles of Incorporation, as amended and supplemented, the Amended and Restated Bylaws of the Company and all amendments thereto, the Underwriting Agreement among the Company, Deutsche Bank Securities, Inc., Chase Securities Inc. and William Blair & Company LLC (the "Underwriting Agreement"), and the Registration Statement and have examined and relied upon the originals, or copies certified to our satisfaction, of such records of meetings of the directors and stockholders of the Company, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such

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                                                                      iSKY, Inc.
                                                                  April 11, 2000
                                                                          Page 2

documents and the validity, binding effect, and enforceability thereof with respect to such parties.

         Based on the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized for issuance and, after payment therefor in advance and in accordance with the terms and provisions of the Underwriting Agreement and issuance of the certificates therefor by the Company, will be duly and validly issued, fully paid and nonassessable.

         The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement.




                                                     Very truly yours,